COOPER TIRE & RUBBER COMPANY
                 ---------------------------------------

                NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                ----------------------------------------


TO THE STOCKHOLDERS:

   Notice is hereby given that the Annual Meeting of Stockholders of Cooper Tire & Rubber Company will be held at Urbanski's, 1500 Manor Hill Road, Findlay, Ohio on Tuesday, May 7, 1996, at 10:00 a.m. Eastern Daylight Time for the following purposes:

   (1)     To elect four (4) Directors of the Company.

   (2)     To vote upon a proposal to approve and adopt a Stock
           Option Plan.

   (3) To transact such other business as may properly come before the meeting or any adjournment thereof.

   Only holders of Common Stock of record at the close of business on March 11, 1996, are entitled to notice and to vote at the Annual
Meeting.


                                     BY ORDER OF THE BOARD OF DIRECTORS
                                                         Stan C. Kaiman
                                                              Secretary

Findlay, Ohio
March 26, 1996

   Kindly mark, date and sign the enclosed proxy and return it promptly in the enclosed addressed envelope, which requires no postage. If you are present and vote in person at the meeting, the proxy will not be used.

                      COOPER TIRE & RUBBER COMPANY
              Lima & Western Avenues, Findlay, Ohio 45840
                             March 26, 1996
                           -------------------
                            PROXY STATEMENT
                           -------------------
                          GENERAL INFORMATION

   This proxy statement is furnished in connection with the solicitation of proxies by the Board of Directors of Cooper Tire & Rubber Company (the "Company") to be used at the Annual Meeting of the stockholders of the Company to be held on May 7, 1996, at Urbanski's, 1500 Manor Hill Road, Findlay, Ohio. If the enclosed form of proxy is properly executed and returned, it will be voted in accordance therewith. Abstentions and broker nonvotes are voted neither "for" nor "against", but are counted in the determination of a quorum. Any proxy may be revoked at any time, to the extent that it has not been exercised, by written notice to the Company prior to the meeting, or by execution of a new proxy or by voting by ballot at the meeting.

   Only stockholders of record on March 11, 1996, will be entitled to vote at the Annual Meeting, and each will be entitled to one vote for each share so held. As of March 11, 1996, there were 83,667,472 shares of the Company's Common Stock outstanding. Holders of a majority of the stock of the Company issued and outstanding and entitled to vote must be present or represented by proxy at the Annual Meeting to form a quorum for the transaction of business thereat.

   The matters anticipated to be voted upon by stockholders at the meeting are election of four (4) Directors (Agenda Item 1) and adoption of the 1996 Stock Option Plan (Agenda Item 2).

   The affirmative vote of a plurality of the votes of the shares of Common Stock present in person or represented by proxy and entitled to vote at the Annual Meeting is required for election of each Director. The affirmative vote of a majority of the shares of Common Stock present in person or represented by proxy and entitled to vote at the Annual Meeting is required for adoption of the 1996 Stock Option Plan.

                             Agenda Item 1
                         ELECTION OF DIRECTORS

   The Bylaws of the Company provide for the Board of Directors to be divided into three classes as nearly equal in number as the total number of Directors constituting the entire Board permits, with the term of office of one class expiring each year. By vote of a majority, the Board of Directors has the authority to fix the number of Directors constituting the entire Board at not less than six (6) nor more than twelve (12) individuals, and the number is currently set at ten (10). Four Directors are to be elected to the class having terms expiring this year and shall serve for a three-year term expiring in 1999 and until their respective successors are elected and qualified. In November of 1995, Leon F. Winbigler retired from the Board, having served since 1973; Joseph M. Magliochetti, a Director since 1992, resigned from the Board due to time commitments; and Arthur H. Aronson was elected to the Board for a term expiring in 1998.
(continued)                        2

   Unless otherwise specified, the persons named as proxies in the enclosed form of proxy intend to vote for the nominees hereinafter indicated. Although the Board of Directors does not contemplate that any such nominee shall be unavailable for election, if a vacancy in the slate of nominees should be occasioned by death or other unexpected occurrence, it is presently intended that the proxies shall be voted for such other person as the Board of Directors may recommend.

   All the nominees to be elected at the Annual Meeting, other than Deborah M. Fretz, have been serving as Directors and have previously been elected by vote of the stockholders. Ms. Fretz has not been serving as a Director of the Company. A brief statement of the background of each nominee and each Director who is not a nominee is set forth on the following pages, including for each the period of service as a Director of the Company and the expiration date of the term as a Director.

                         NOMINEES FOR DIRECTOR
                         ----------------------
EDSEL D. DUNFORD                           Retired (Former President and
(PHOTOGRAPH)                          Chief Operating Officer, TRW Inc.)

   Mr. Dunford, age 60, was elected President and Chief Operating Officer of TRW, Inc. and named to its Board of Directors in 1991. After joining TRW in 1964, Mr. Dunford held a variety of technical and management positions, including executive vice president and general manager of TRW's space and defense businesses. He holds a B.S.E.E. degree from the University of Washington and a master of engineering degree from UCLA, and completed the Executive Program at Stanford University. A member of a number of professional organizations, Mr. Dunford is also a director of Thiokol Corporation and Blade Acquisition Corporation. He serves as Chairman of the Board of Councilors at the University of Southern California.

        Director Since   1994
        Nominee for Term to Expire   1999

JOHN FAHL                                                Vice President
(PHOTOGRAPH)

Mr. Fahl, age 59, began his career with the Company in 1955, holding various positions in technical, manufacturing, and transportation before joining the purchasing department in 1962. He was named Corporate Director of Purchasing in 1966, was elected a Vice President in 1978, and in 1994 was named President, Tire Operations. He attended Denison University and is a graduate of advanced management programs at Bowling Green State University and Harvard University. Mr. Fahl is a director of The Peoples Banking Company in Findlay, Ohio.

        Director Since   1992
        Nominee for Term to Expire   1999




(continued)

DEBORAH M. FRETZ                                 Senior Vice President,
(PHOTOGRAPH)                                Logistics Sun Company, Inc.

   Ms. Fretz, age 47, was named Senior Vice President, Logistics, of Sun Company, Inc., an energy company, in 1994. Since joining Sun Company in 1977, she has served in a variety of management positions including President of Sun Pipe Line Company and Sun Marine Terminals from 1991 to 1994; these Sun Company subsidiaries transport and store crude oil and refined petroleum products. In her current position, she is responsible for all Sun Company transportation-related businesses, including pipelines, terminalling, trucking, rail and marine. She is a director of GATX Corporation. Ms. Fretz earned a B.S. degree in Biology/Chemistry from Butler University and an M.B.A. in Finance from Temple University, and completed the Senior Executive Program at the M.I.T. Sloan School.

        Nominee for Term to Expire   1999

DENNIS J. GORMLEY                Chairman and Chief Executive Officer,
(PHOTOGRAPH)                                 Federal-Mogul Corporation

   Mr. Gormley, age 56, joined Federal-Mogul Corporation, a global manufacturer and distributor of precision parts, in 1963. He held sales management, corporate planning, and marketing positions before being named Executive Vice President in 1975. He was elected President, Chief Operating Officer, and a director in 1988, Chief Executive Officer in 1989, and Chairman in 1990. Federal-Mogul Corporation's principal products are vehicular and industrial components. Mr. Gormley is a director of NBD Bank. He is a graduate of Rennselaer Polytechnic Institute with a B.S.M.E. degree.

        Director Since   1991
        Nominee for Term to Expire   1999


                     DIRECTORS WHO ARE NOT NOMINEES
                     ------------------------------

ARTHUR H. ARONSON               President and Chief Executive Officer,
(PHOTOGRAPH)                              Allegheny Ludlum Corporation

Mr. Aronson, age 60, joined Allegheny Ludlum Corporation in 1988 as executive vice president and was named to his present position in 1994. Prior experience includes service as President and Chief Operating Officer of Lukens Steel and as Chief Executive Officer of Cold Metal Products, a successor to LTV Steel. He is a director of Allegheny Ludlum Corporation and a trustee of Carnegie Mellon University. Mr. Aronson has a Ph.D. degree in Metallurgy from Rensselaer Polytechnic Institute and a B.S. degree in Metallurgy from M.I.T.

        Director Since   1995
        Expiration of Term   1998



(continued)

DELMONT A. DAVIS                       Retired (Former President and
(PHOTOGRAPH)               Chief Executive Officer, Ball Corporation)

   Mr. Davis, age 60, was elected President and Chief Executive Officer of Ball Corporation in April 1991 and retired in 1994. He joined Ball in 1969, was elected a Group Vice President in 1976, an Executive Vice President in 1987 and President and Chief Operating Officer in 1989.
Mr. Davis is a graduate of the University of Colorado with a B.S. degree in civil engineering and is a registered professional engineer in several states.

        Director Since   1992
        Expiration of Term   1997

IVAN W. GORR                     Retired (Former Chairman of the Board
(PHOTOGRAPH)                and Chief Executive Officer of the Company)

   Mr. Gorr, age 66, retired as Chairman of the Board and Chief Executive Officer of the Company in 1994, having served in that position since 1989. He joined the Company as Corporate Controller in 1972, was named Vice President and Chief Financial Officer in 1975, assumed the additional position of Treasurer in 1976, was elected Executive Vice President in 1977 and President in 1982. Mr. Gorr is a director of Amcast Industrial Corporation, Arvin Industries, Inc., Borg-Warner Automotive, Inc., Fifth Third Bancorp, and OHM Corporation. He served in the U.S. Army during the Korean conflict and is a graduate of the University of Toledo with a B.S. degree.

        Director Since   1975
        Expiration of Term   1997

ALLAN H. MELTZER                                 University Professor of
(PHOTOGRAPH)                        Political Economy and Public Policy,
                                              Carnegie-Mellon University

   Dr. Meltzer, age 68, is a graduate of Duke University and received M.A. and Ph.D. degrees from the University of California at Los Angeles. His honors include: election to Phi Beta Kappa; Fulbright Scholar (France); Social Science Research Fellow; Ford Faculty Research Fellow; Ford Foundation Visiting Professor, University of Chicago; and distinguished achievement award, UCLA. The author of approximately 200 books and papers published in professional journals, Dr. Meltzer has been a visiting professor at a number of other universities in the U.S. and abroad. He is a director of Advanced Materials Group, Inc., a manufacturer of high-technology plastics, and Stillhalter Vision A.G., a Swiss mutual fund. He has been a consultant to both the executive and legislative branches of the U.S. Government and to foreign central banks and governments.

        Director Since   1983
        Expiration of Term   1998




(continued)

J. ALEC REINHARDT                           Executive Vice President and
(PHOTOGRAPH)                                     Chief Financial Officer

   Mr. Reinhardt, age 54, was elected Executive Vice President of the Company in 1991, having served as Chief Financial Officer since 1983 and as Vice President since 1982. He served as Secretary from 1977 to 1986 and as General Counsel from 1976 to 1983. Prior to joining the Company in 1976, he had been Secretary and Assistant General Counsel of White Motor Corporation. Mr. Reinhardt is a graduate of the University of Cincinnati with a B.S.E.E. degree and has earned M.B.A. and J.D. degrees from the Ohio State University. He is a director of the Fifth Third Bank of Northwestern Ohio, N.A.

        Director Since   1983
        Expiration of Term   1998

PATRICK W. ROONEY                  Chairman of the Board, President and
(PHOTOGRAPH)                                    Chief Executive Officer

   Mr. Rooney, age 60, was elected Chairman of the Board and Chief Executive Officer in 1994. He joined the Company in 1956, became general sales manager of the Cooper brand division in 1965, Vice President of the Tire Division in 1969, Vice President of the Company in 1987, President of the Tire Division in 1990, and President and Chief Operating Officer in 1991. A graduate of The University of Findlay with a B.S. degree in Business Administration, Mr. Rooney also completed the Harvard Advanced Management Program. He is a director of the Ohio Bank, Alltrista Corporation, and Huffy Corporation, and is Chairman of the Board of Trustees of The University of Findlay.

        Director Since   1990
        Expiration of Term   1997


Note: The beneficial ownership of the Directors and nominees in the Common Stock of the Company is shown in the table at page 20 of this proxy statement.


             EXECUTIVE COMPENSATION AND RELATED INFORMATION

   Audit and Compensation Committee Report on Executive Compensation

   This report is submitted by all members of the Audit and Compensation Committee (the "Committee"), for inclusion in this proxy statement, to explain the Committee's policies applicable to the 1995 compensation reported for the Company's executive officers.

Philosophy and Overview

   The following objectives guide the Company's policies regarding executive compensation:

  - To support the attainment of desired Company performance.
  - To provide compensation that will attract and retain superior talent and reward performance.
(continued)                         6

  - To align the executive officers' interests with the success of the Company by placing a significant portion of compensation at risk.

   The compensation of the Company's executive officers has three components - (a) cash remuneration in the form of salaries and annual incentive bonuses directly related to financial performance measures,
(b) long-term incentive opportunities in the form of stock options, and
(c) other benefits typically offered to employees by major corporations.

The Committee has responsibilities for the first two components. It recommends to the Board of Directors the cash remuneration for the Company's executive officers and grants options, without further action by the Board of Directors, under the Company's stock-based compensation plans. The third component is discussed briefly below under the heading "Other Compensation Plans".

Salaries and Bonuses

   Salaries and incentive bonuses paid to the Company's executive officers for 1995 were based upon a program which has been followed each year since 1973. Prior to the start of a fiscal year, average compensation levels are determined for the executive officer positions based upon published compensation data and independent surveys relating to similar size firms, as well as the relative executive officers' contributions to Company performance. Company goals defining minimum, average and excellent performance are established considering operational plans, competitive industry information, and prevailing economic conditions.

   Base salaries for the Chief Executive Officer and the other executive officers are then set at levels lower than the average compensation levels. For results at or below minimum performance, the executive officers' salaries would be as much as 30% below average compensation levels, and no incentive bonuses would be earned. For results between the minimum performance goal and the excellent performance goal, incentive bonuses would be paid on a graduated scale in addition to base salaries. For excellent performance goal attainment, the executive officers' cash remuneration, including base salaries and incentive bonuses, may be as much as 30% above average compensation levels; additional incentive bonuses are earned for exceptional performance above the excellent performance goal.

   Thus, executive officers have a significant portion of their cash remuneration at risk in the event of results below the average performance goal. Beginning with results above the minimum performance goal, incentive bonuses increase cash remuneration such that at the average performance goal, executive officers' cash remuneration reaches the average compensation levels determined earlier. Greater than average cash remuneration is earned only as results increase further, toward or beyond the excellent performance goal.

   Performance measurement, for purposes of the program, is return on stockholders' equity ("ROE") for officers with primarily corporate responsibilities and return on assets managed ("ROAM") for officers with primarily operational responsibilities. ROE is calculated by dividing the total net income for the year by the total stockholders' equity at the beginning of the year. ROAM is calculated by dividing pretax income
(continued)                       7
before interest, net of state and local income taxes, by an average of controlled assets. ROAM, like ROE, is a measurement of employees' success in utilizing resources but, unlike ROE, focuses on specific assets.
Thus, for any fiscal year the incentive bonus for each executive officer results from measured performance under a formula-driven program determined in advance of that fiscal year, rather than from a subjective evaluation of performance made during or after that fiscal year. The program applies to all executive officers, including the Chief Executive Officer.

   The specifics of the program for total cash remuneration, including salaries and incentive bonuses, for executive officers for 1995 was established in late 1994, along with ROE and ROAM performance goals applicable to the program for 1995. Incentive bonuses were based upon the Company's performance for 1995, as measured by the ROE and ROAM performance attained for the year.

   ROE for fiscal year 1995 was 17.0%, which exceeded the excellent performance goal. In accordance with the program explained above, Mr. Rooney's cash remuneration as Chairman of the Board, President and Chief Executive Officer was 35% above the average compensation level determined for that position.

   Average compensation levels for the executive officers for 1995 were based upon published data compiled by an independent firm, including data for companies of a size comparable to the Company. Later in this proxy statement there appears a performance graph including an Auto Parts Index. The companies involved in the published data and in the Auto Parts Index were not identical, although both may include some of the same companies' data.

   The Committee believes the program structure explained above has consistently provided a fair and appropriate relationship between Company performance and the cash remuneration of its executive officers.

For that reason, the Committee authorized the continuation of the program structure for fiscal years 1995 and 1996.

Stock Options

   Stock options are awarded to the Company's key employees, including executive officers, in accordance with plans approved by the stockholders. The plans currently in effect are the 1981 Incentive Stock Option Plan (the "1981 Plan") and the 1986 Incentive Stock Option Plan (the "1986 Plan"). These plans were amended in 1988 to allow the granting of nonqualified stock options as well as incentive stock options; nonqualified stock options are not intended to qualify for the tax treatment applicable to incentive stock options within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"). The exercise price of all stock options is equal to the market value of the stock on the date of grant.

   Conceptually, stock option grants are made in amounts related to the participants' cash remuneration, with the relationship increasing with the responsibility levels of the positions involved. The more responsible the position, the greater the number of option grant shares (continued) and thus the greater the significance to the participants' total compensation.

   More specifically, the number of shares involved in a particular executive officer's stock option grant is derived by dividing a fixed percentage of that executive officer's average compensation by the fair market value of the Company's stock at or near the grant date. With reference to the Summary Compensation Table presented later in this proxy statement, the fixed percentage of average compensation involved in this calculation for grants during 1995 was 50% for the highest paid officer, 45% for the second highest paid officer, and 35% for the third highest paid officer, with proportional grants for the Company's other officers and key employees. Following the same philosophy indicated above regarding incentive bonuses, the number of shares involved in stock option grants to executive officers is in each case the result of a formula for each position involved and not subjective criteria relating to the particular incumbent.

   In awarding stock options to the Company's key employees, including the executive officers, consideration is given to the number of option shares already outstanding. No stock option grants are made which would cause the total number of outstanding option shares exercisable for the first time during any year, or exercisable at any time, to exceed specified percentages of the outstanding Common Stock of the Company.

   It is the opinion of the Committee that stock option grants constitute an additional tie between the Company's performance and executive compensation and also promote the common long-term interests of the Company's executive officers and its stockholders.
Accordingly, the Committee recommends that stockholders approve and adopt the stock option plan described in Agenda Item 2.

Other Compensation Plans

   The Company has adopted for many of its employees various benefit plans in which the executive officers are permitted to participate, subject to any legal limitations on the amounts that may be contributed or the benefits that may be payable under the plans. The Committee notes that one of the most important of these benefits plans is the Thrift and Profit Sharing Plan, which includes a Company matching contribution in Company stock dependent upon the profit level of the Company.

Deductibility of Compensation Over $1 Million

   Regulations issued under Section 162(m) of the Code provide that certain compensation in excess of $1 million paid to the Chief Executive Officer and other executive officers named in the proxy statement will not be deductible unless it meets specified criteria for being "performance-based". The $1 million "cap" was not exceeded by any named executive officer during 1995, and it is unlikely that the compensation of any executive officer will exceed that amount during 1996.

   The Company believes its incentive bonus and stock option programs, as explained above, clearly meet the spirit of the "performance-based" (continued) requirement. The final regulations, which were issued in January of 1996, are being reviewed to determine what action may be required in future years to maintain the deductiblility of these vital segments of the executive officers' compensation.

   Submitted by the Audit and Compensation Committee of the Company's Board of Directors:

                    Allan H. Meltzer, Chairman
                    Arthur H. Aronson
                    Dennis J. Gormley


                             Agenda Item 2
        PROPOSAL TO APPROVE AND ADOPT THE 1996 STOCK OPTION PLAN

   The Board of Directors believes that the Company's previously adopted stock option plans have benefited the Company by enabling it to attract and retain qualified executive, managerial, technical and professional employees. These plans have also provided incentive to key employees by affording them the opportunity to benefit from an increase in the fair market value of the Common Stock of the Company in connection with the ownership of shares purchased upon the exercise of options.

   As of March 11, 1996, 1,146,300 shares remain available for the grant of new options under the Company's 1986 Plan, but by its terms the 1986 Plan will terminate at midnight on May 5, 1996. No grant of new options from the remaining shares will be made prior to the termination of the 1986 Plan, and no options may be granted after such termination. Accordingly, the Board of Directors has adopted a stock option plan which is entitled "Cooper Tire & Rubber Company 1996 Stock Option Plan" (the "1996 Plan"), subject to approval by the stockholders.

   The 1996 Plan has terms very similar to the 1986 Plan and, as with the 1986 Plan, contains no provisions for discounted options, restricted stock, or option repricings. Unlike the 1986 Plan, the 1996 Plan no longer provides for the issuance of stock appreciation rights in tandem with option shares. A copy of the 1996 Plan is attached hereto as an Appendix to this proxy statement, and the description set forth below is qualified in its entirety by reference to that Appendix.

   Under the proposed 1996 Plan, 3,200,000 shares of Common Stock of the Company, par value $1.00 per share, will be reserved for issuance to key employees. That number of shares is equivalent to the 400,000 shares reserved for issuance under the 1986 Plan when adjusted for the three two-for-one stock splits which occurred since the adoption of the 1986 Plan. The 400,000 shares approved in the 1986 Plan represented 3.97% of the then outstanding shares of Common Stock, and the 3,200,000 shares here proposed represent 3.80% of the outstanding shares of Common Stock as of March 11,1996. The 1996 Plan also provides that options covering no more than 100,000 shares may be granted to a participant in any calendar year.


(continued)

   Optionees under the 1996 Plan will be selected by a committee of the Board of Directors (the "Committee"). The Board of Directors has designated the Audit and Compensation Committee as the Committee.

   The option price per share for each option granted under the Plan will be not less than 100% of the fair market value of the Common Stock on the date of grant. On March 11, 1996, the average of the high and low prices of the Common Stock as reported for the New York Stock Exchange / Composite Transactions was $25.50 per share. The option period may not exceed ten (10) years from the date of grant. At the discretion of the Committee, the option may be exercisable in whole or in consecutive installments, cumulative or otherwise. Generally, options will be exercisable only by the optionee while in the employ of the Company and upon payment in full of the total purchase price for the shares purchased. Under the terms of the 1996 Plan, the Committee also has the discretion to permit an option to remain exercisable for periods of time following an employee's termination of employment. Proceeds received by the Company from the sale of stock issued pursuant to the exercise of options granted under the 1996 Plan will be used for general corporate purposes.

   The Committee will also determine the extent to which an option is intended to qualify as an incentive stock option within the meaning of
Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), or a nonqualified stock option, which is not intended to qualify as an incentive stock option within the meaning of such Code
Section 422. Under currently applicable provisions of the Code, there are generally no federal income tax consequences either to the optionee or to the Company upon the grant of a stock option. On exercise of an incentive stock option, the optionee will not recognize any income and the Company will not be entitled to a deduction for tax purposes, although such exercise may give rise to liability for the optionee under the alternative minimum tax provisions of the Code. On exercise of a nonqualified stock option, the amount by which the fair market value of the shares on the date of exercise exceeds the option exercise price will generally be taxable to the optionee as compensation income and will generally be deductible for tax purposes by the Company. Options granted under the 1996 Plan are intended to qualify as "performance-based compensation" for purposes of Section 162 (m) of the Code.

   If the 1996 Plan is approved by the stockholders, all executive officers of the Company, including those who are also Directors, would be eligible to participate. Options may also be granted to more or fewer persons than the approximately 185 who currently hold options granted under the 1986 Plan. To date, no grants have been made under the 1996 Plan, and no grants will be made unless the stockholders approve the 1996 Plan. Since the Committee will have the right to select recipients of options and determine the number of shares as to which options will be granted to each recipient and the time or times for granting options, it is impossible to state how many option shares would have been granted under the 1996 Plan had it been in effect during 1995 or will be granted in the immediate future, who will receive options, or the number of shares which will be optioned to each participant.

(continued)

   The 1996 Plan will continue until midnight on May 6, 2006, but may be amended from time to time by the Board of Directors as it may deem proper and in the best interests of the Company including such changes and additions as may be necessary or desirable in order that the same will conform to the requirements of the Internal Revenue Code in effect at the time and to any Rules and Regulations issued pursuant thereto.

   Under Delaware law the affirmative vote of the stockholders of a majority of the shares of Common Stock in person or represented by proxy at the Annual Meeting is required for approval and adoption of this proposal.

The Board of Directors recommends that stockholders vote FOR this proposal.

Summary of Cash and Certain Other Compensation

   The following table shows, for the fiscal years ending December 31, 1993, 1994, and 1995, the cash compensation paid by the Company as well as certain other compensation paid or accrued for those years, to Mr. Rooney, the Chairman of the Board, President and Chief Executive Officer, and the four most highly compensated officers other than Mr. Rooney who were serving as executive officers as of December 31, 1995 (the "Named Executive Officers").

                       SUMMARY COMPENSATION TABLE
                              Annual           Long-Term       All Other
                           Compensation       Compensation   Compensation*
                       ---------------------  ------------   -------------
                                               Number of
                                                shares
                                               underlying
     Name and                                 stock option
Principal Position     Year   Salary    Bonus    awards
------------------     ----   ------    -----  ----------
Patrick W. Rooney      1995  $402,639  $374,455   11,900       $47,012
Chairman of the Board, 1994   298,251   344,693    7,800        39,134
  President and Chief  1993   284,049   311,236    7,300        35,520
  Executive Officer

J. Alec Reinhardt      1995   302,044   280,902    8,000        35,468
Executive Vice         1994   251,704   290,898    5,100        32,737
  President            1993   239,718   262,662    4,800        29,976

John Fahl              1995   206,793   192,316    4,300        22,483
Vice President         1994   185,386   173,044    2,300        17,779
                       1993   185,386   158,566    2,300        18,461

William S. Klein       1995   243,002   145,373    2,600        22,299
Vice President         1994   227,105   160,309    2,300        24,466
                       1993   216,290   152,676    2,300        20,916

(continued)
                                    12

Robert C. Gasser       1995   191,245   134,996    2,700        20,294
Vice President         1994   177,079   124,997    2,300        19,194
                       1993   168,647    94,640    2,300        15,025

(*) Includes total amounts paid or accrued for the indicated fiscal years, consisting of Company matching contributions to the Thrift and Profit Sharing Plan and allocations to the Nonqualified Supplementary Benefit Plan which provides benefits otherwise denied participants because of Internal Revenue Code limitations on qualified benefits.

Stock Option Grants

   The following table contains information concerning the grant of stock options under the Company's 1986 Incentive Stock Option Plan to the Named Executive Officers during the 1995 fiscal year. In addition, in accordance with rules of the Securities and Exchange Commission (the "SEC"), a valuation is assigned to each reported option as of the grant date. In assessing these values it should be kept in mind that no matter what theoretical value is placed on a stock option on the date of grant, its ultimate value will be determined only by the market value of the Company's stock at a future date.

                   OPTION GRANTS IN LAST FISCAL YEAR
                                                                 Grant Date
                               Individual Grants                   Value
                ------------------------------------------------  --------
                 Number of   Percent of
                 shares     total options                           Grant
                underlying   granted to   Exercise                  date
                 options    employees in   price    Expiration     present
Name             granted*   fiscal year   per share    date#       value+
--------------  ----------  ------------  --------  ------------  --------
Patrick W. Rooney  11,900      11.5%      $24.125  July 23, 2005  $138,696
J. Alec Reinhardt   8,000       7.7        24.125  July 23, 2005   111,437
John Fahl           4,300       4.1        24.125  July 23, 2005    46,038
William S. Klein    2,600       2.5        24.125  July 23, 2005    30,366
Robert C. Gasser    2,700       2.6        24.125  July 23, 2005    28,365

(*)   The options become exercisable for 50% of the shares on the first anniversary of the date of grant and for the balance on the second anniversary of the date of grant.

(#)   Subject to earlier expiration if the executive officer ceases to be an employee of the Company, with specified periods for exercise after termination provided in the event of termination without cause, retirement, or death.


(continued)
                                   13

(+)   Calculated using the Black-Scholes option pricing model.
Assumptions used in calculating the reported values include (a) an expected volatility based on the monthly change for the seven-year period January 1, 1989 through December 31, 1995, (b) a risk-free rate of return of 6.5%, (c) a dividend yield reflected in the stock price volatility, and (d) a time of exercise at the latest permissible date. No adjustments were made for non-transferability or forfeiture.

Option Exercises and Holdings

   The following table sets forth information, with respect to the Named Executive Officers, concerning the exercise of options during the 1995 fiscal year and unexercised options held as of the end of the fiscal 1995 year.

            AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                   AND FISCAL YEAR-END OPTION VALUES
                                      Number of           Value of
                                  shares underlying    unexercised in-
                                 unexercised options  the-money options#
                 Shares          at fiscal year-end   at fiscal year-end
                acquired         -------------------  ------------------
                  on       Value  Exercis- Unexercis- Exercis- Unexercis-
Name            exercise realized*  able     able       able     able
--------------- -------- -------- ------  ---------  -------  ---------
Patrick W. Rooney   -        -    31,600   15,800     $171,853   $1,488
J. Alec Reinhardt   -        -    11,550   10,550          -      1,000
John Fahl           -        -     9,450    5,450       36,250      538
William S. Klein    _        _     7,450    3,750       18,125      325
Robert C. Gasser    _        _     9,450    3,850       36,250      338

(*)   In accordance with SEC rules, this value is based upon the average of the high and low market prices on the New York Stock Exchange on the date of exercise less the exercise price. Whether any actual profits will be realized will depend upon whether the shares acquired are sold and the amount received upon any such sale.

(#)   In accordance with SEC rules, this value is based upon the average of the high and low market prices on the New York Stock Exchange on the last trading day of the fiscal year, which was $24.25, less the exercise price. Whether any actual profits will be realized will depend upon whether the shares acquired are sold and the amount received upon any such sale.

Pension Plans

   The following table shows the estimated annual pension benefits payable to a covered participant at normal retirement age under the Company's Salaried Employees' Retirement Plan, a qualified defined benefit pension plan, as well as under the Company's Nonqualified (continued)

Supplementary Benefit Plan, which provides benefits that would otherwise be denied participants by reason of certain Internal Revenue Code limitations on qualified plan benefits.

                              PENSION PLAN TABLE
                               Years Of Service
             -----------------------------------------------------------
Remuneration   20      25       30       35       40       45       50
------------ -----  -------  -------  -------  -------  -------  -------
$300,000  $ 90,000 $112,500 $135,000 $157,500 $180,000 $202,500 $225,000
 350,000   105,000  131,250  157,500  183,750  210,000  236,250  262,500
 400,000   120,000  150,000  180,000  210,000  240,000  270,000  300,000
 450,000   135,000  168,750  202,500  236,250  270,000  303,750  337,500
 500,000   150,000  187,500  225,000  262,500  300,000  337,500  375,000
 550,000   165,000  206,250  247,500  288,750  330,000  371,250  412,500
 600,000   180,000  225,000  270,000  315,000  360,000  405,000  450,000
 650,000   195,000  243,750  292,500  341,250  390,000  438,750  487,500
 700,000   210,000  262,500  315,000  367,500  420,000  472,500  525,000
 750,000   225,000  281,250  337,500  393,750  450,000  506,250  562,500
 800,000   240,000  300,000  360,000  420,000  480,000  540,000  600,000
 850,000   255,000  318,750  382,500  446,250  510,000  573,750  637,500
 900,000   270,000  337,500  405,000  472,500  540,000  607,500  675,000
 950,000   285,000  356,250  427,500  498,750  570,000  641,250  712,500

   Remuneration in the table above is the average of a participant's annual compensation, as reported in the Summary Compensation Table, during the highest five out of the last ten years of employment. Benefits shown reflect estimated straight-life annuity payments assuming normal retirement at age 65; the benefits are not subject to deduction for Social Security or other offset amounts.

   The credited years of service at normal retirement for each of the executive officers named in the Summary Compensation Table will be as follows: Patrick W. Rooney - 42.3; J. Alec Reinhardt - 30.3; John Fahl - 46.2; William S. Klein - 32.3; and Robert C. Gasser - 17.4.

Employment Agreements

   The Company entered into employment agreements with J. Alec Reinhardt, effective January 1, 1987; with Patrick W. Rooney, effective January 1, 1991; and with John Fahl, effective January 1, 1995. The agreements provide for the payment of an annual base salary and for participation in certain employee benefit plans. The current base salaries payable to Messrs. Reinhardt, Rooney and Fahl under the agreements are $320,167, $430,824, and $219,200, respectively, which amounts are reviewed annually and may be increased but not decreased. In addition, these executive officers receive cash bonuses as described earlier in this proxy statement. The initial term of each agreement is four (4) years, with the term being automatically extended for one year each January 1 unless either the Company or the executive officer gives prior written notice of its or his desire not to extend the term. In no

(continued)
event will the term extend beyond the end of the year in which the executive officer's 65th birthday occurs.

   The agreements restrict these executive officers from competition with the Company, unless the prior written consent of the Board of Directors is received, and prohibit disclosure of confidential information. In addition, the agreements provide that in the event of termination of employment by the Company without Cause or by the executive officer for Good Reason the executive officer is entitled to receive severance benefits for the remainder of the term equal to his average annual compensation during the five years prior to the year in which such termination occurs. In the event that any payment of such severance benefits would, under the Internal Revenue Code of 1986, as amended, trigger the imposition of an excise tax on, and the loss of a deduction to the Company or its successors for, all or any part of the payments, such payments shall be reduced until no such excise tax is imposed or deduction lost.

   The agreements also provide (i) continuation of Company-sponsored life, accident and health insurance benefits for the remainder of the term, (ii) a lump sum payment equal to the actuarial equivalent of the difference between (a) the benefits which would have accrued under the Salaried Employees' Retirement Plan or the Nonqualified Supplementary Benefit Plan, based on full vesting and additional service credit, and
(b) the amount of the benefits actually accrued at the date of termination, (iii) a lump sum cash payment equal to the difference between the exercise price of stock options held by the executive officer and the fair market value of the stock subject to such options at the time of termination, and (iv) any legal expenses and fees incurred as a result of his termination of employment. "Cause" under the agreements generally includes the willful failure of the executive officer to substantially perform his duties or the commission of a felony or his engaging in some type of willful misconduct which is materially injurious to the Company. "Good Reason" generally includes any reduction in salary, benefits, an alteration of the executive officer's responsibilities or status, relocation of the Company, and failure of any successor of the Company or its business to assume the employment agreements.

Compensation of Directors

   The Company pays each Director who is not a Company officer an annual retainer of $12,000 together with a $2,500 per diem fee for attendance at Board meetings and at Committee meetings not held on the same day as a Board meeting. Directors who are Company Officers receive no additional compensation for serving as Directors. Board meetings were held on six days during 1995.

   At the Annual Meeting in 1991, stockholders approved the 1991 Stock Option Plan for Non-Employee Directors. Only Directors who are not present or former employees of the Company or any of its subsidiaries ("Non-Employee Directors") may participate in this Plan; Directors who are present employees of the Company are eligible for participation in the Company's Incentive Stock Option Plans.

(continued)

   The maximum number of shares of the Company's Common Stock which may be issued pursuant to options granted under the Plan is currently 100,000 shares, subject to adjustment for subsequent stock splits, stock dividends, or other specified events. The number of option shares granted to a Non-Employee Director each year is determined pursuant to a formula which provides that the dollar value of the option grant will be equal to a fixed percentage of each Non-Employee Director's total compensation paid by the Company for the previous fiscal year, which percentage is based upon the Company's return on equity for such previous fiscal year.

   The exercise price for each option is equal to the fair market value of a share of Common Stock on the grant date, calculated by averaging the high and low sale prices of the Common Stock on the New York Stock Exchange on that date. The maximum number of option shares which may be awarded to a Non-Employee Director in any year is currently 1,000. All options granted pursuant to the Plan are unexercised, except that an option for 236 shares was exercised during 1993. The current number of unexercised shares for each Director is indicated in the table on page 17 of this proxy statement.

Five-Year Stockholder Return Comparison

   The SEC requires that the Company include in its proxy statement a line graph presentation comparing cumulative, five-year stockholder returns on an indexed basis with the Standard & Poors ("S&P") 500 Stock Index and either a published industry or line-of-business index or an index of peer companies selected by the Company. The Company has chosen the S&P Auto Parts After Market Index as the most appropriate of the nationally recognized industry standards. The particular stocks in each index are selected by S&P, and each index includes the Company's stock.

   The following chart assumes three hypothetical $100 investments on January 1, 1990, and shows the cumulative values at the end of each succeeding year resulting from appreciation or depreciation in the stock market price, assuming dividend reinvestment.

            COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN
                    AMONG THE COMPANY, S&P 500 INDEX
                 AND S&P AUTO PARTS AFTER MARKET INDEX
          1990       1991       1992       1993       1994       1995
          ----       ----       ----       ----       ----       ----
         $100.00    $300.29    $402.89    $298.34    $284.51    $299.70
          100.00     130.47     140.41     154.56     156.60     215.45
          100.00     183.46     230.73     268.18     233.88     289.15

   As illustrated, the $100 investment in Company stock increased over the five years to $299.70, slightly more than the S&P Auto Parts After Market group and over $84.00 greater than the S&P 500 group.


(continued)

MEETINGS OF THE BOARD OF DIRECTORS AND ITS COMMITTEES

   During 1995 the Company's Board of Directors held six Board meetings, seven meetings of the Board's Audit and Compensation Committee and two meetings of the Board's Nominating Committee. Each Director attended more than 75% of the aggregate number of meetings of the Board of Directors and meetings of Committees on which such Director served during the past fiscal year.

   The Company's Audit and Compensation Committee consists of Messrs. Aronson, Gormley, and Meltzer. The functions of this Committee include recommending the engaging and discharging of the Company's independent auditors, directing and supervising special investigations, reviewing with the independent auditors the plan for and results of the audit engagement, reviewing the scope and results of the Company's procedures for internal auditing, approving professional services provided by the independent auditors, reviewing the independence of the independent auditors, considering the range of audit and non-audit fees, and reviewing the adequacy of the Company's system of internal accounting controls. In addition, the Committee recommends the remuneration arrangements for the Company's officers, the adoption of a compensation plan in which officers are eligible to participate, and the granting of options or other benefits under any such plan.

   The Nominating Committee, composed of Messrs. Davis, Dunford, and Gorr, conducts the search for, evaluation of, and proposal to the Board for nomination of qualified, competent and worthy candidates. The Nominating Committee will consider candidates proposed by stockholders of this Company or other parties. Such a recommendation must be in writing, accompanied by a description of the proposed nominee's qualifications and other relevant biographical information, and an indication of the consent of the proposed nominee to serve. The recommendation should be addressed to the Nominating Committee of the Board of Directors, Attention: Secretary, Cooper Tire & Rubber Company, Findlay, Ohio 45840.

RELATIONSHIP WITH INDEPENDENT AUDITORS

   Ernst & Young LLP has been the Company's independent auditors for a number of years and will continue in that capacity during 1996. Ernst & Young LLP has advised the Company that neither the firm nor any of its members or associates has any direct or indirect financial interest in the Company or any of its affiliates. During 1995, Ernst & Young LLP rendered audit and related services to the Company, including an audit of the Company's annual financial statements and reviews of quarterly reports. There is no understanding or agreement between the Company and its independent auditors that places a limit on audit fees since the Company pays only for services actually rendered and at what it believes are customary rates.

   A representative of Ernst & Young LLP will be present at the Annual Meeting of Stockholders and will be available to respond to appropriate questions and to make a statement if he desires to do so. Professional services rendered by the Company's independent auditors are reviewed by

(continued)
the Audit and Compensation Committee both as to the advisability and scope of the service, and also to consider whether such service would affect the continuing independence of the Company's independent auditors.

BENEFICIAL OWNERSHIP OF SHARES

   The information which follows is furnished as of March 11, 1996, to indicate those persons known by the Company to be holders of record of, or who may be the beneficial owners of, more than 5% of any class of the Company's voting securities.

                 Name and Address of    Amount and Nature of    Percent
Title of Class    Beneficial Owner      Beneficial Ownership    Of Class
--------------   -------------------    --------------------    --------
Common Stock     National City Bank*       8,324,793 shs#          9.95%
                 P.O. Box 5756,
                 Cleveland, OH  44101

Common Stock     J. P. Morgan & Co.        7,381,850 shs+          8.82%
                 Incorporated
                 60 Wall Street,
                 New York, NY 10260

Common Stock     The Capital Group         5,075,600 shs++         6.07%
                 Companies, Inc.
                 333 South Hope Street,
                 Los Angeles, CA 90071

(*)   Trustee for the Company's Thrift and Profit Sharing Plan and the
Pre-Tax Savings Plans at the Auburn, Bowling Green, Findlay, El Dorado, and Texarkana Plants.

(#)   National City Bank, in its fiduciary capacity as Trustee of each
Plan, has no investment powers and will vote the shares held in such Plan in accordance with the written instructions from the respective Plan participants. However, if no such instructions are received by the close of business two (2) days prior to the meeting date, the provisions of each Plan direct the Trustee to vote such participant's shares in the same manner in which the Trustee was directed to vote the majority of the shares of the other participants who gave directions as to voting.

(+)   According to an amendment dated December 29, 1995, updating a prior filing on Schedule 13G with the Securities and Exchange Commission, J. P. Morgan & Co. Incorporated, a holding company, and its subsidiaries acquired the indicated shares in the ordinary course of business and not for the purpose of changing or influencing the control of the Company. The nature of the beneficial ownership consists of sole power to vote with respect to 4,415,835 shares; shared power to vote with respect to 39,450 shares; sole power to dispose with respect to 7,283,650 shares; and shared power to dispose with respect to 63,100 shares.
(continued)
                                  19

(++)   According to a filing on Schedule 13G with the Securities and
Exchange Commission dated February 9, 1996, operating subsidiaries of The Capital Group Companies, Inc., a holding company, exercised investment discretion over institutional accounts which held the indicated shares; the shares are held solely for investment purposes in the ordinary course of business and not for the purpose of changing or influencing the control of the Company. The nature of the beneficial ownership consists of sole power to vote with respect to 2,440,800 shares, shared power to vote with respect to no shares, sole power to dispose with respect to 5,075,600 shares, and shared power to dispose with respect to no shares.

   The information which follows is furnished as of March 11, 1996, to indicate ownership by all executive officers and Directors of the Company, as a group, and each Named Executive Officer, Director or nominee, individually, of each class of the Company's voting securities.

Unless otherwise indicated, the nature of the beneficial ownership consisted of sole voting and investment power.

                      Name of           Amount and Nature of   Percent
Title of Class   Beneficial Owner       Beneficial Ownership   of Class
--------------   ----------------       --------------------   --------

Common Stock    All executive officers      1,655,481 shs*        2.0%
                and Directors as a group
Common Stock    Arthur H. Aronson                 500 shs          ##
Common Stock    Delmont A. Davis                1,247 shs#         ##
Common Stock    Edsel D. Dunford                1,391 shs#         ##
Common Stock    John Fahl                      94,005 shs#         ##
Common Stock    Deborah M. Fretz                  -   shs           -
Common Stock    Robert C. Gasser               68,410 shs#         ##
Common Stock    Dennis J. Gormley               1,629 shs#         ##
Common Stock    Ivan W. Gorr                  496,756 shs#         ##
Common Stock    William S. Klein              142,574 shs#         ##
Common Stock    Allan H. Meltzer                9,536 shs#+        ##
Common Stock    J. Alec Reinhardt             301,489 shs#++       ##
Common Stock    Patrick W. Rooney             261,395 shs#         ##

   ##Less than 1%

(*)   Includes 168,889 shares obtainable on exercise of stock options within 60 days following March 11, 1996, which options have not been exercised. The nature of the beneficial ownership consists of 892,911 shares subject to sole voting and investment power, and 29,134 shares subject to shared voting and investment power. Of the shares shown as beneficially owned, 564,547 or .7% of the shares outstanding, are shares held in the Company's Thrift and Profit Sharing Plan for the account of the various officers and Directors.

(continued)
                                    20

(#)   Includes shares obtainable on exercise of stock options within 60 days following March 11, 1996, which options have not been exercised, as follows: Delmont A. Davis - 1,147; Edsel D. Dunford - 391; John Fahl - 10,600; Robert C. Gasser - 10,600; Dennis J. Gormley - 1,629; Ivan W. Gorr - 61,136; William S. Klein - 8,600; Allan H. Meltzer - 3,136;
J. Alec Reinhardt - 14,100; and Patrick W. Rooney - 35,500.

(+)   Includes 6,400 shares subject to shared voting and investment power.

(++)   Includes 11,300 shares subject to shared voting and investment power.

                    COMPLIANCE WITH SECTION 16(a) OF
                  THE SECURITIES EXCHANGE ACT OF 1934

   Section 16(a) of the Securities Exchange Act of 1934 requires the Company's Directors and executive officers, and persons who own more than ten percent of a registered class of the Company's equity securities, to file with the Securities and Exchange Commission and the New York Stock Exchange initial reports of ownership and reports of changes in ownership of Common Stock of the Company.

   To the Company's knowledge, based upon the reports filed and written representations that no other reports were required, during the fiscal year ended December 31, 1995, its Directors and executive officers complied with all applicable Section 16(a) filing requirements.

           STOCKHOLDER PROPOSALS FOR THE 1997 ANNUAL MEETING

   Any stockholder who intends to present a proposal at the 1997 Annual Meeting and who wishes to have the proposal included in the Company's proxy statement and form of proxy for that meeting must deliver the proposal to the Secretary of the Company not later than November 26, 1996.

                     SOLICITATION AND OTHER MATTERS

   The Board of Directors is not aware of any other matters which may come before the meeting. However, if any other matters properly come before the meeting, it is the intention of the persons named in the accompanying form of proxy to vote the proxy in accordance with their judgment on such matters.

   The cost of soliciting proxies will be borne by the Company. In addition to the solicitation by use of the mails, the Company has retained Georgeson & Co., New York, New York, to aid in the solicitation of proxies, at an anticipated cost of approximately $7,000, plus expenses. The Company will also reimburse brokers and other persons for their reasonable expenses in forwarding proxy material to the beneficial owners of the Company's stock. Solicitations may be made by telephone, telegram or by personal calls, and it is anticipated that such solicitation will consist primarily of requests to brokerage houses, custodians, nominees and fiduciaries to forward soliciting material to (continued) the beneficial owners of shares held of record by such persons. If necessary, officers and other employees of the Company may, by telephone, telegram or personal interview, request the return of proxies.

   Please mark, execute and return the accompanying proxy so that your shares may be voted at the meeting.

                                   BY ORDER OF THE BOARD OF DIRECTORS
                                            Stan C. Kaiman, Secretary
                                                       March 26, 1996

   IMPORTANT:   All stockholders are earnestly requested to mark, date,
                sign and mail promptly the enclosed proxy for which an envelope is provided.

                                APPENDIX
                      COOPER TIRE & RUBBER COMPANY
                         1996 STOCK OPTION PLAN

   1. Purpose. The purpose of the Cooper Tire & Rubber Company 1996 Stock Option Plan (the "Plan") is to provide Cooper Tire & Rubber Company (the "Company") with a means of attracting and retaining the services of key personnel, and to advance the interests of the Company and its stockholders by affording to certain key employees upon whose judgment, initiative and efforts the Company is largely dependent for the successful conduct of its business, an opportunity for investment in the Company and the incentive advantages inherent in stock ownership in the Company.

   2.  Type of Options.  Options granted under the Plan shall be either
(i) options intended to qualify as incentive stock options ("Incentive Stock Options") within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the "Code") or (ii) options which are not intended to qualify as Incentive Stock Options within the meaning of such Code Section 422 ("Nonqualified Stock Options"). As used herein, and unless the context requires otherwise, the term "option" (or "options") shall mean Incentive Stock Option(s) and Nonqualified Stock Option(s).

   3. Administration. The Plan shall be administered by a Committee (the "Committee") consisting of at least two (2) members of the Board of Directors (the "Board"), each of whom is a "disinterested person" (as that term is defined in Rule 16b-3 of the Rules and Regulations of the Securities and Exchange Commission, as amended from time to time), and each of whom is an outside director within the meaning of Section 162(m) of the Code and the regulations of the Commissioner of Internal Revenue.

Members of the Committee shall be appointed from time to time by the Board; shall serve at the pleasure of the Board; and may resign at any time upon written notice to the Board. The Board shall appoint a member of the Committee to serve as chairperson thereof, and shall appoint a secretary to the Committee (who may be, but who need not be, a member of the Committee). In accordance with the provisions of the Plan, the Committee shall select the persons to whom options shall be granted (the "Optionees"), shall determine the number of shares to be subject to each (continued) option, the time at which the option is to be granted, the extent to which an option is to be an Incentive Stock Option or a Nonqualified Stock Option, the option exercise price, the option period, and the manner in which the option becomes exercisable. The Committee shall fix such other provisions of the option as the Committee may deem necessary or desirable. The Committee shall determine the form of the option agreement to evidence each option. The Committee from time to time may adopt such rules and regulations for carrying out the purposes of the Plan as it may deem proper and in the best interest of the Company. The Committee shall keep minutes of its meetings and records of its actions.

The Committee may act at any time by a majority of its members at a meeting (which may be conducted in person or by any telecommunication medium), or by a unanimous consent in writing of the Committee members without a meeting.

   The Committee shall determine the answers to all questions arising under the Plan and option agreements issued under the Plan. Each determination, interpretation or other action made or taken by the Committee shall be final and conclusive and binding on all persons, including without limitation, the Company, the stockholders, the Committee and each of the members thereof, and the directors, officers, and employees of the Company, and the Optionees and their respective successors in interest.

   No Committee member shall be liable for any action or determination made by him in good faith with respect to the Plan or any option granted hereunder.

   4. Amendment and Modification of Plan. The Board may from time to time make such changes in and additions to the Plan as it may deem proper and in the best interests of the Company, including such elections, amendments or modifications as may be necessary to conform the Plan to, or comply with, any requirements now existing or applicable in the future, for obtaining maximum tax benefits for Optionees under
Section 422 of the Code; provided, however, that no such change or addition shall impair any option previously granted under the Plan or alter the method of determining the option exercise price described in
Section 8 of the Plan, and that no change or addition shall be made by the Board which would cause the Plan not to meet the requirements of Rule 16b-3 of the Rules and Regulations of the Securities and Exchange Commission, as amended from time to time.

   5. The Stock. For the purpose of the Plan, the Board is authorized to issue and sell up to 3,200,000 shares of the Company's common shares, par value $1.00 per share (the "Common Stock"), either treasury or authorized but unissued shares, or the number and kind of shares of stock or other securities which, in accordance with Section 11 of the Plan, shall be substituted for such shares or to which such shares shall be adjusted; and the Committee is authorized to grant options hereunder with respect to such shares. Any or all unsold shares subject to an option which for any reason expires or otherwise terminates may again be made subject to option under the Plan.

   6. Optionees. Options shall be granted only to elected or appointed officers or other key employees of the Company designated by the (continued)

Committee from time to time as Optionees, including, without limitation, members of the Board who are also such officers or key employees, provided, however, that no options may be granted under the Plan to persons who are then serving on the Committee. Any Optionee may hold more than one option to purchase Common Stock, whether such option is held pursuant to the Plan or otherwise. No Optionee shall be granted options covering more than 100,000 shares of Common Stock in the aggregate under the Plan during any calendar year. No option shall be granted to any person who, at the time of such grant, owns stock possessing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company, or any parent or subsidiary thereof.

   7. Grant of Options. Upon determination by the Committee that an option is to be granted to an Optionee, written notice shall be given such Optionee, specifying the number of shares subject to the option, the option exercise price and the other terms and conditions of such option. In granting options hereunder, the Committee shall have complete discretion to specify the terms and conditions related to vesting, forfeiture and exercisability during and after an Optionee's employment, and shall further have complete discretion to accelerate vesting or to extend the period of exercisability of any option previously granted under the Plan. The option shall be deemed granted as of the date specified in the grant resolution of the Committee, and the related option agreement evidencing such option and the terms and conditions thereof shall be dated as of the date of grant specified in such resolution.

   8. Option Exercise Price. The price per share to be paid by the Optionee at the time an option is exercised shall be not less than one hundred percent (100%) of the fair market value of one share of the optioned Common Stock on the date the option is granted. The fair market value shall be reasonably determined by the Committee, and shall be determined in accordance with any regulations issued by the Secretary of the Treasury for the purposes of determining fair market value of securities subject to an Incentive Stock Option.

   9. Duration and Expiration of Options. The option period shall be determined by the Committee with respect to each option granted; provided, however, that the option period may not exceed ten (10) years from the date as of which the option is granted. The Committee may provide that an option may be exercisable in whole or in consecutive installments, cumulative or otherwise. Notwithstanding the foregoing, if, during the term of an option, (a) the Company shall merge or consolidate with any other corporation and shall not be the surviving corporation; (b) the Company shall transfer all or substantially all of its assets to any other person; (c) more than fifty percent (50%) of the Company's outstanding voting shares shall have been purchased by any other person; or (d) the Company shall enter into a written agreement applicable to, or the Board shall approve, a transaction the consummation of which will result in an event described in clause (a),
(b) or (c) of this sentence, then the Committee may provide for the acceleration of the right to exercise such option prior to the anticipated effective date of any such transaction.

(continued)

   10. Manner of Option Exercise. An option may be exercised by the Optionee in whole or in part from time to time, subject to the conditions contained herein and in the agreement evidencing such option, by giving written notice of exercise to the Company at its principal executive office and by paying in cash the total purchase price for the shares purchased. Thereupon, the Optionee shall be recorded on the books of the Company as the owner of the shares and the Company shall deliver to the Optionee one or more duly issued stock certificates evidencing such ownership. As a condition to the granting of any option or payment of any award, the Company may require the Optionee to pay such sum to the Company as may be necessary to discharge the Company's obligations with respect to any taxes, assessments or other governmental charges imposed on property or income received by an Optionee pursuant to the Plan.

   The exercise of an option shall be conditioned upon the receipt from the Optionee (or, in the event of his death, his heir(s) or legal representative(s)) of a representation that, at the time of such exercise, it is the intent of such person(s) to acquire the shares for investment and not with a view to distribution; provided, however, that the receipt of this representation shall not be required upon exercise of the option in the event that, at the time of such exercise, the shares subject to the option shall be covered by an effective and current registration statement under the Securities Act of 1933, as amended. The certificates for unregistered shares issued for investment shall be restricted by the Company as to transfer unless the Company receives an opinion of counsel satisfactory to the Company to the effect that such restriction is not necessary under then pertaining securities laws. Further, the Company shall not be required to sell or issue any shares under any outstanding option if, in the opinion of the Committee,
(a) the issuance of such shares would constitute a violation by the Optionee or the Company of any applicable law or regulation of any governmental authority, or (b) the consent or approval of any governmental body is necessary or desirable as a condition of, or in connection with, the issuance of such shares.

   11. Adjustments for Changes in Common Stock. In the event that each share of the outstanding Common Stock of the Company (other than shares held by dissenting stockholders) should be changed into, or exchanged for, a different number or kind of shares of stock or other securities of the Company, or, if further changes or exchanges of any stock or other securities into which such Common Stock shall have been changed, or for which it shall have been exchanged, shall be made (whether by reason of merger, consolidation, reorganization, recapitalization, stock dividends, reclassification, split up, combination of shares, or otherwise), then, for each share of Common Stock of the Company subject to the Plan (whether or not such shares are at the time subject to outstanding options) there shall be substituted and exchanged therefor the number and kind of shares of stock or other securities into which each outstanding share of Common Stock of the Company (other than shares held by dissenting stockholders) shall be so changed or exchanged. In the event of any such changes or exchanges, then, if the Committee, in its sole discretion, should determine that in order to prevent dilution or enlargement of rights under the Plan, an adjustment should be made in the number, kind, or option exercise price of the shares of stock or (continued) other securities then subject or potentially subject to an option or options, such adjustment shall be made and shall be effective and binding for all purposes of the Plan.

   12. Non-transferability of Option. Unless the Committee determines otherwise, no option granted under the Plan shall be transferable by the Optionee, either voluntarily or involuntarily, except by will or the laws of descent and distribution. During the lifetime of the Optionee, an option shall be exercisable only by the Optionee or by the Optionee's legal representative.

   13. Rights as a Stockholder. No person shall have any rights as a stockholder with respect to any Common Stock covered by an option granted pursuant to the Plan until the person shall have become the holder of record of such shares, and no adjustments shall be made for cash dividends or other distributions or other rights as to which there is a record date preceding the date such person becomes the holder of record of such shares.

   14. Non-exclusivity of the Plan. Nothing contained in the Plan is intended to amend, modify or rescind any previously approved compensation plans or programs entered into by the Company. This Plan shall be construed to be an addition to any and all such other plans or programs. Neither the adoption of the Plan by the Board nor the submission of the Plan to the stockholders of the Company for approval shall be construed as creating any limitations on the power or authority of the Board to adopt such additional or other compensation arrangements as the Board may deem desirable.

   15. No Right to Continued Employment. Neither the creation of the Plan nor the granting of options thereunder shall be deemed to create a condition of employment or right to continued employment, and each Optionee shall be and shall remain subject to discharge by the Company as though the Plan had never come into existence.

   16. Effective Date and Termination Date. The Plan shall be effective on the date it is approved by the affirmative vote of the holders of a majority of the outstanding Common Stock present, or represented, and entitled to vote at a meeting duly called and held for that purpose and any grants made under the Plan prior to such approval shall be expressly conditioned on such approval being obtained and shall be void and of no further force and effect if such approval is not obtained. Except as to options previously granted and outstanding under the Plan, the Plan shall terminate on, and no further options may be granted after, May 6, 2006. Options then outstanding may continue to be exercised in accordance with their terms. The Plan may be abandoned or terminated at any earlier time by the Board, except with respect to any options then outstanding under the Plan.

   17. Governing Law. The Plan and all rights and obligations hereunder shall be construed and enforced in accordance with the laws of the State of Ohio.

                                 <LOGO>

                      COOPER TIRE & RUBBER COMPANY


                                 NOTICE
                   of Annual Meeting of Stockholders
                          and Proxy Statement

                              May 7, 1996

                               IMPORTANT:
            All stockholders are earnestly requested to mark, date, sign and mail promptly the enclosed proxy for which an envelope is provided.

                                 PROXY
                                 -----
                      COOPER TIRE & RUBBER COMPANY

      This Proxy is Solicited on Behalf of the Board of Directors

   The undersigned hereby appoints J. Fahl, S. C. Kaiman, J. A. Reinhardt, and P. W. Rooney and each of them, Proxies with full power of substitution to attend the Annual Meeting of Stockholders of Cooper Tire & Rubber Company to be held at Urbanski's, 1500 Manor Hill Road, Findlay, Ohio, on May 7, 1996, and any adjournment thereof, and thereat to vote all shares of Common Stock registered in the name of the undersigned at the close of business on March 11, 1996, upon the matters set forth in the notice of said meeting and on the reverse side hereof. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournment thereof.

Election of Directors, Nominees:

   Edsel D. Dunford   John Fahl   Deborah M. Fretz   Dennis J. Gormley

   IF THIS PROXY IS PROPERLY EXECUTED AND RETURNED, SHARES REPRESENTED HEREBY WILL BE VOTED. IF A CHOICE IS SPECIFIED, THE SHARES WILL BE VOTED ACCORDINGLY. IF NO INSTRUCTIONS ARE GIVEN AS TO ANY PROPOSAL, THEY WILL BE VOTED FOR SUCH PROPOSAL, INCLUDING ELECTION OF DIRECTORS.

                          (Continued, and to be signed, on reverse side)
------------------------------------------------------------------------

         PLEASE SIGN, DATE AND RETURN THIS PROXY FORM PROMPTLY

(X) Please mark your votes           SHARES IN YOUR NAME
    as in this example.

1. Election of Directors             2. Adoption of 1996 Stock
      (see reverse)                     Option Plan

   FOR      WITHHELD                    FOR  AGAINST  ABSTAIN
   ( )        ( )                       ( )   ( )      ( )
   For, except vote withheld
   from the following nominee(s):

   -----------------------------


Signature(s) ---------------------------------  Date ------------

Signature(s) ---------------------------------  Date ------------


Please date and sign exactly as name appears hereon. If any shares are held by joint tenants, both should sign. When signing as attorney, as executor, administrator or custodian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.
                                    28